Exhibit 107

Calculation of Filing Fee Table

F-4

(Form Type)

Nidar Infrastructure Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2) (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares (3)	457(c), (f)(1)	7,999,422	11.52	$92, 153,342	0.0001531	$14,109
Fees to Be Paid	Equity	Warrants (4)(5)		27,400,000	—	—	—	—

Fees to Be Paid	Equity	Common shares issuable on exercise of Warrants (4)(5)	457(c), (f)(1), (i)	27,400,000	11.6201	$318,390,740	0.0001531	$48,746

	Total Offering Amounts					$410,544,082		$62,855

	Total Fees Previously Paid					$0		$62,855

	Total Fee Offsets					$0		—

	Net Fee Due							$0

(1)	All to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on (i) in respect of each Cartica Acquisition Corp. (the “SPAC”) Class A ordinary share, $0.0001 par value (“SPAC Common Shares”), the average of the high ($11.52) and low ($11.52) prices of the SPAC Common Shares on the NASDAQ Global Market (“NASDAQ”) on November 7, 2024 and (ii) in respect of the SPAC Common Shares issuable upon the exercise of the warrants to the purchase SPAC Common Shares (“Warrants”), the sum of (x) the average of the high ($0.1201) and low ($0.1201) prices for the Warrants on the NASDAQ on November 7, 2024 and (y) the $11.50 exercise price of the Warrants. Pursuant to Rule 457(i), no separate fee is required for the registration of Warrants.
(3)	The number of Common Shares being registered represents the up to 9,799,422 Common Shares to be issued to the stockholders of the SPAC in connection with the business combination described in the accompanying prospectus (the “Business Combination”).
(4)	Each Warrant is exercisable for $11.50.
(5)	Represents the issuance of (a) 11,500,000 Common Shares issuable upon the exercise of 11,500,000 warrants to purchase Common Shares that were issued in connection with the consummation of the Business Combination in exchange for warrants that were issued in the initial public offering of the SPAC and that were previously exercisable for the SPAC’s Class A ordinary shares and (b) 15,900,000 Common Shares issuable upon the exercise of 15,900,000 Private Placement Warrants.